Exhibit 10.1
STONE ENERGY CORPORATION
EXECUTIVE CHANGE OF CONTROL
AND SEVERANCE PLAN
(As Amended and Restated Effective December 31, 2008)
          The STONE ENERGY CORPORATION EXECUTIVE CHANGE OF CONTROL AND SEVERANCE PLAN (the “Plan”) is hereby amended and restated, effective as of December 31, 2008 (the “Effective Date”), pursuant to the authorization of the Board of Directors of STONE ENERGY CORPORATION (the “Company”). The Plan has been established to provide financial security to the Company’s Executives (as defined below) in the event of a Change of Control (as defined below) and upon certain terminations of employment with the Company. This amendment and restatement of the Plan also replaces in full and supersedes the Company’s Executive Change in Control Severance Policy that was maintained for certain of the Company’s executives.
I .
DEFINITIONS AND CONSTRUCTION
     1.1 Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.
          “Annual Pay” shall mean the annual rate of base compensation of an Executive in effect immediately prior to the Change of Control or on his termination of employment, whichever is greater.
          “Board” shall mean the Board of Directors of the Company or its successor.
          “Cause” shall mean any termination of an Executive’s employment by reason of the Executive’s: (i) willful and continued failure to perform substantially the Executive’s duties (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after written notice of such failure has been given to the Executive specifying in detail such failure or (ii) the willful engaging by the Executive in conduct that is demonstrably and materially injurious to the Company and its affiliates taken as a whole, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act or failure to act, on behalf of the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interests of the Company.
          “Change of Control” shall be deemed to have occurred for purposes of the Plan if the event set forth in any one of the following paragraphs shall have occurred:
(A) any person (a “person or entity”) is or becomes the Beneficial Owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such

Person any securities acquired directly from the Company) representing 20% or more of the combined voting power of the Company’s then outstanding securities, excluding any person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (C) below; or
(B) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals, who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or
(C) there is consummated a scheme of arrangement, merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such scheme of arrangement, merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 65% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a scheme of arrangement, merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company of its affiliates of a business) representing 20% or more of the combined voting power of the Company’s then outstanding securities; or
(D) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 65% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

          “Change of Control Period” shall mean (i) in the case of a Level One Executive, the 24-month period beginning on the date that a Change of Control occurs, and (ii) in the case of a Level Two Executive, the 12-month period beginning on the date that a Change of Control occurs.
          “Code” shall mean the Internal Revenue Code of 1986, as amended.
          “Committee” shall mean the Compensation Committee of the Board, or, if no Compensation Committee exists, the Board. The Committee may delegate all or part of its authority as it may choose to the Vice President of Human Resources of the Company.
          “Employer” shall mean the Company and each eligible entity designated as an Employer in accordance with the provisions of Section 4.4 of the Plan.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
          “Executive” shall mean any individual who, on or immediately prior to a Change of Control or at the time of his Involuntary Termination, if earlier, is the chief executive officer, a president, executive vice president, senior vice president or vice president of an Employer.
          “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent) on or within the applicable Change of Control Period of any one of the following acts by the Company:
(A) a material reduction in the Executive’s annual base salary as in effect on the date of the Change of Control or as the same may be increased from time to time thereafter except for across-the-board salary reductions similarly affecting all senior executives of the Company and all senior executives of any person in control of the Company;
(B) a material diminution in the authority, duties or responsibilities of the Executive as in effect immediately prior to the Change of Control; or
(C) a requirement that the Executive transfer to a work location that is more than fifty (50) miles from such Executive’s principal work location immediately prior to the Change of Control.
The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. Subject to the provisions of Involuntary Termination below, the Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
          “Health Benefit Coverages” shall mean coverage under each group health plan sponsored or contributed to by the Employer (or following the Change of Control, by an affiliate of the Employer that employs the Executive) for its similarly situated active employees.

          “Involuntary Termination” shall mean (i) any termination of the Executive’s employment by the Employer other than for Cause and (ii) any termination of the Executive’s employment by the Executive on or following a Change of Control, but within the applicable Change of Control Period, for Good Reason. In order for a termination by the Executive to be for Good Reason, the Executive must first give written notice to the Company in writing of the Good Reason event within 30 days of the initial existence of the Good Reason event, and the Company shall then have 30 days from its receipt of such notice to remedy the event and if the Company fails to timely remedy the event, the Executive may terminate his employment for Good Reason in the seven day period following the Company’s failure to remedy the event. Such Involuntary Termination by the Executive for Good Reason shall be deemed to be within the applicable Change of Control Period if the initial existence of the Good Reason event occurred within the applicable Change of Control Period.
          “Level One Executive” shall mean any Executive designated by the Board in its sole discretion as a “Level One Executive” for purposes of the Plan. Notwithstanding the foregoing, as of the Effective Date, the individuals serving as of such date in the positions of (i) president and chief executive officer of the Company and (ii) chief financial officer of the Company shall be Level One Executives.
          “Level Two Executive” shall mean any Executive who is not designated by the Board as a “Level One Executive” for purposes of the Plan. Notwithstanding the foregoing, as of the Effective Date, each Executive as of such date who is not a Level One Executive as of such date shall be a Level Two Executive.
          “Release” shall mean a general release, substantially in the form attached hereto, from the Executive that releases the Company and its affiliates from employment related claims.
     1.2 Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and the plural to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.
     1.3 Headings. The headings of Articles and Sections herein are included solely for convenience and if there is any conflict between such headings and the text of the Plan, the text will control.
II .
CHANGE OF CONTROL AND SEVERANCE BENEFITS
     2.1 Change of Control Benefits. Immediately prior to or upon a Change of Control, an Executive will receive the following benefits, without regard to whether the Executive’s employment with an Employer is terminated:
               (a) the Company shall cause each of the unexercised “in-the-money” stock options granted to an Executive pursuant to any of the Company’s stock option plans or stock incentive plans to be fully vested and shall cancel each such stock option immediately prior to the Change of Control for cash equal to the excess, if any, of the product of the number of the Company’s shares issuable upon exercise of such stock option times the cash consideration per share to be determined by the Board in connection with the Change of Control, over the aggregate exercise price of such stock option,
               (b) all then remaining vesting restrictions with respect to any of the Company’s restricted stock awards issued or issuable to an Executive pursuant to any of the Company’s stock incentive plans shall expire and the restricted shares shall be treated as the Company’s common shares,
               (c) the Company will contribute to its 401(k) plan (the “401(k) Plan”) a matching amount for the participants equal to $1.00 for every $2.00 contributed as a 401(k) contribution (other than a 401(k) catch-up contribution) by the participants in the 401(k) Plan for the period from January 1 in the calendar year of the Change of Control through the effective date of the Change of Control, less any matching amounts previously contributed to the 401(k) Plan for such period, if any. Such matching contribution shall be credited to the 401(k) Plan participants’ accounts according to the terms of the 401(k) Plan, up to a total maximum matching contribution for an individual participant’s account that does not exceed the limit authorized by the Code for such contribution, and
               (d) the Company will pay to the Executive a pro rata share of the bonus opportunity up to the date of the Change of Control at the then projected year end rate of payout, in an amount, if any, as determined by the Compensation Committee in its sole discretion.
If, for purposes of Section 409A of the Code, it is determined that the Executive has a “vested right” prior to the Change of Control to one or more of the above benefits, then such benefits shall be paid only if the Change of Control is also a “change of control event,” within the meaning of Section 409A of the Code and the Treasury regulations issued thereunder.
     2.2 Severance Payments. Subject to the provisions of Sections 2.3, 2.5, 2.6, and 4.5 hereof, if an Executive incurs an Involuntary Termination, then on the date upon which his Release becomes irrevocable, the Executive shall receive the following severance benefits:
               (a) a lump sum cash severance payment equal to: (i) in the case of a Level One Executive, 2.99 times the sum of (1) the Level One Executive’s Annual Pay and (2) any target bonus at the 100% level for which the Level One Executive is eligible with respect to the fiscal year in which termination occurs; and (ii) in the case of a Level Two Executive, (1) the Level Two Executive’s Annual Pay if such Involuntary Termination occurs outside of a Change of Control Period and (2) the product of 2.99 and the Level Two Executive’s Annual Pay if such Involuntary Termination occurs during a Change of Control Period;
               (b) a pro rata share of the Executive’s bonus opportunity up to the date of his Involuntary Termination at the then projected year end rate of payout, in an amount, if any, as determined by the Compensation Committee in its sole discretion (but reduced by any amount paid to the Executive for such bonus year pursuant to Section 2.1(d));
               (c) the continuation of the Health Benefit Coverages for himself and, where applicable, his eligible dependents for a period of six months following the date of Involuntary Termination, at a cost to the Executive that is equal to the cost for an active employee for similar coverage. The Executive may choose to continue some or all of such Health Benefit Coverages.

If at any time on or after an Executive’s Involuntary Termination any health benefit plan in which he has elected to continue his coverage either is terminated or ceases to provide coverage to him or his covered beneficiaries for any reason, including, without limitation, by its terms or the terms of an insurance contract providing the benefits of such plan or, with respect to a group health plan, such plan no longer being subject to the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), then Health Benefit Coverages shall mean an economically equivalent cash payment for coverage equivalent to the coverage that is provided (or if the plan has been terminated, that would have been provided but for such termination) for similarly situated active employees, plus, where applicable, a gross-up payment to the Executive to reflect the loss of tax benefits associated with his “lost” employer-provided health plan coverage benefit(s). With respect to the obligation of the Company to provide continued health plan coverage hereunder, the Company shall take all actions necessary such that the coverage is provided in a manner that satisfies the requirements of Sections 105 and 106 of the Code such that the health benefits received are not includible in the individual’s taxable income. The subsidized COBRA Health Benefit Coverage(s) provided hereunder shall immediately end upon the Executive’s obtainment of new employment and eligibility for health benefit plan coverage(s) similar to that being continued (with the Executive being obligated hereunder to promptly report such eligibility to the Employer);
               (d) the Executive will be eligible to receive outplacement services, the duration and costs for which shall be determined by the then prevailing practice of the Company’s Human Resources Department concerning outplacement services, but such services shall be reasonable and commensurate with the Executive’s position and in no event shall such benefits exceed a cost to the Company of five percent of the Annual Pay of the Executive; and
               (e) without regard to the Release requirement, a lump sum amount, within 30 days of such termination, equal to the earned, but unpaid, portion of the Executive’s Annual Pay as of the date of his Involuntary Termination.
     2.3 Release and Full Settlement. Notwithstanding anything to the contrary herein, as a condition to the receipt of any severance payments or benefits under Section 2.2 (a) through (d) above, an Executive whose employment has been subject to an Involuntary Termination must, within 45 days of his Involuntary Termination, execute a Release, in substantially the form attached hereto as Attachment A, releasing the Committee, the Plan fiduciaries, the Employer, and the Employer’s parent corporation, subsidiaries, affiliates, shareholders, partners, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind or character including, but not limited to, all claims or causes of action arising out of such Executive’s employment with the Employer or the termination of such employment, but excluding all claims to benefits and payments the Executive may have under any compensation or benefit plan, program or arrangement, including the Plan. The performance of the Employer’s obligations hereunder and the receipt of any benefits provided hereunder by such Executive shall constitute full settlement of all such claims and causes of action.
     2.4 No Mitigation. An Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Article II by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Article II be reduced by any compensation or benefit earned by the Executive as the result of employment by another employer or by retirement benefits, except as provided in Section 2.2(c) with respect to Health Benefit Coverage and in Section 2.5 with respect to the coordination of severance benefits hereunder with other agreements providing severance benefits. Subject to the foregoing, the benefits under the Plan are in addition to any other benefits to which an Executive is otherwise entitled.
     2.5 Coordination with Other Arrangements. Any Executive who is a party to an individual employment or severance agreement or covered by another similar Change of Control or severance plan (“Other Plan”) of the Employer and who becomes eligible for severance payments and benefits as provided in Section 2.2 of the Plan, shall receive such severance payments and benefits as provided under Section 2.2 of the Plan, but such payments and benefits shall be “offset” or reduced by any severance payments or benefits provided to such Executive under any such Other Plan.
     2.6 Parachute Taxes. Notwithstanding anything to the contrary herein, in the event any payment, distribution or provision of a benefit to an Executive pursuant to the terms of the Plan, when aggregated with any other payment, distribution or provision of a benefit to or on behalf of such Executive outside of the Plan, would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall:
               (a) in the case of a Level One Executive, pay to such Executive an additional amount (a “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the total payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the amount the Executive would have otherwise received without such Excise Tax; provided, however, that if it shall be determined that a Level One Executive is entitled to a Gross-Up Payment, but that the total to be paid to the Executive does not exceed 110% of the greatest amount (the “Reduced Amount”) that could be paid to the Executive such that the receipt of the total would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the total payments to the Executive in the aggregate shall be reduced to the Reduced Amount. The reduction of the total payments, if applicable, pursuant to the preceding sentence, shall be made by reducing payments (including reducing a payment to zero) payable in the order in which such payments would be made (beginning with such payment that would be made first in time and continuing, to the extent necessary, through to such payment that would be made last in time). The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. Payment of the Gross-Up Payment, if due hereunder, shall be made on or as soon as practicable following the date the Excise Tax is remitted to the applicable tax authorities (but not later than the end of the taxable year following the year in which the Excise Tax is remitted); and
               (b) in the case of a Level Two Executive, reduce the payments and/or benefits (based on the principles for reductions described in Section 2.6(a) above) to such Executive in whole or in part so that no part of the payments or benefits received under the Plan by such Executive will be subject to the Excise Tax; provided, however, that such reduction(s) shall be made only if by reason of such reduction(s) the Executive’s net after-tax benefit (as determined in good faith by the Company), after all such reduction(s), will exceed the Executive’s net after-tax benefit if such reduction(s) were not made.
Nothing in this Section 2.6 shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code.
III .
ADMINISTRATION OF PLAN
     3.1 Committee’s Powers and Duties. The Company shall be the named fiduciary and shall have full power to administer the Plan in all of its details, subject to applicable requirements of law. The duties of the Company shall be performed by the Committee. It shall be a principal duty of the Committee to see that the Plan is carried out, in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan. For this purpose, the Committee’s powers shall include, but not be limited to, the following authority, in addition to all other powers provided by the Plan:
               (a) to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;
               (b) to interpret the Plan and all facts with respect to a claim for payment or benefits, its interpretation thereof to be final and conclusive on all persons claiming payment or benefits under the Plan;
               (c) to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;
               (d) to make a determination as to the right of any person to a payment or benefit under the Plan (including, without limitation, to determine whether and when there has been a termination of an Executive’s employment and the cause of such termination and the amount of such payment or benefit);
               (e) to appoint such agents, counsel, accountants, consultants, claims administrator and other persons as may be required to assist in administering the Plan;
               (f) to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing;
               (g) to sue or cause suit to be brought in the name of the Plan; and
               (h) to obtain from the Employer and from Executives such information as is necessary for the proper administration of the Plan.
     3.2 Member’s Own Participation. No member of the Committee may act or vote in a decision of the Committee specifically relating to himself as a participant in the Plan.

     3.3 Indemnification. The Employer shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s own gross negligence or willful misconduct. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.
     3.4 Compensation, Bond and Expenses. The members of the Committee shall not receive compensation with respect to their services for the Committee. To the extent required by applicable law, but not otherwise, Committee members shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.
     3.5 Claims Procedure. Any Executive that the Committee determines is entitled to a benefit under the Plan is not required to file a claim for benefits. Any Executive who is not paid a benefit and who believes that he is entitled to a benefit or who has been paid a benefit and who believes that he is entitled to a greater benefit may file a claim for benefits under the Plan in writing with the Committee. In any case in which a claim for Plan benefits by an Executive is denied or modified, the Committee shall furnish written notice to the claimant within 90 days after receipt of such claim for Plan benefits (or within 180 days if additional information requested by the Committee necessitates an extension of the 90-day period and the claimant is informed of such extension in writing within the original 90-day period), which notice shall:
               (a) state the specific reason or reasons for the denial or modification;
               (b) provide specific reference to pertinent Plan provisions on which the denial or modification is based;
               (c) provide a description of any additional material or information necessary for the Executive or his representative to perfect the claim, and an explanation of why such material or information is necessary; and
               (d) explain the Plan’s claim review procedure as contained herein and describe the Executive’s right to bring an action under Section 502(a) of ERISA following a denial or modification on review.
In the event a claim for Plan benefits is denied or modified, if the Executive or his representative desires to have such denial or modification reviewed, he must, within 60 days following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision. In connection with such request, the Executive or his representative may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within 60 days following such request for review the Committee shall, after providing a full and fair review, render its final decision in writing to the Executive and his representative, if any, stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based. If special circumstances require an extension of such 60-day period, the Committee’s decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Executive and his representative, if any, prior to the commencement of the extension period. The Committee shall given written notice of its decision on review to the Executive. In the event a claim for Plan benefits is denied or modified on review, such notice shall set forth the specific reasons for such denial or modification and provide specific references to the Plan provisions on which the denial or modification is based. The notice shall also provide that the Executive is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Executive’s claim for benefits, including (i) documents, records or other information relied upon for the benefit determination, (ii) documents, records or other information submitted, considered or generated without regard to whether such documents, records or other information were relied upon in making the benefit determination, and (iii) documents, records or other information that demonstrates compliance with the standard claims procedure. The notice shall also contain a statement describing the Executive’s right to bring an action under Section 502(a) of ERISA. Any legal action with respect to a claim for Plan benefits must be filed no later than one year after the later of (1) the date the claim is denied by the Committee or (2) if a review of such denial is requested pursuant to the provisions above, the date of the final decision by the Committee with respect to such request.
IV .
GENERAL PROVISIONS
     4.1 Funding. The benefits provided herein shall be unfunded and shall be provided from the Employer’s general assets.
     4.2 Cost of Plan. Except as provided in Section 2.2(c), the entire cost of the Plan shall be borne by the Employer and no contributions shall be required of the Executives.
     4.3 Plan Year. The Plan shall operate on a calendar year basis.
     4.4 Other Participating Employers. The Committee may designate any entity eligible by law to participate in the Plan as an Employer by written instrument delivered to the Secretary of the Company and the designated Employer. Such written instrument shall specify the effective date of such designated participation, may incorporate specific provisions relating to the operation of the Plan which apply to the designated Employer only and shall become, as to such designated Employer and its employees, a part of the Plan. Each designated Employer shall be conclusively presumed to have consented to its designation and to have agreed to be bound by the terms of the Plan and any and all amendments thereto upon its submission of information to the Committee required by the terms of or with respect to the Plan; provided, however, that the terms of the Plan may be modified so as to increase the obligations of an Employer only with the consent of such Employer, which consent shall be conclusively presumed to have been given by such Employer upon its submission of any information to the Committee required by the terms of or with respect to the Plan.

     4.5 Amendment and Termination.
          (a) The Plan may be terminated or amended from time to time at the discretion of the Board; provided, however, that, subject to the provisions of Section 4.5(b), the Plan may not be amended or terminated to adversely affect the benefits or potential rights to benefits (contingent or otherwise) of any Executive then covered under the Plan for a period of 12 months following amendment or termination of the Plan (which period shall be automatically increased to 24 months with respect to a Level One Executive upon the occurrence of a Change of Control). For purposes of this Section, a change in the designation of participating Employers by the Committee pursuant to Section 4.4 shall be deemed to be an amendment to the Plan. Notwithstanding anything to the contrary herein, the Board, in its sole discretion, may terminate the coverage of any Executive under the Plan by giving prior written notice to the Executive at least 12 months in advance of such termination of coverage (which period shall be automatically increased to 24 months with respect to a Level One Executive upon the occurrence of a Change of Control). Notwithstanding the foregoing, in the event of a Change of Control during the existence of the Plan, the Plan shall remain in full force and effect for 24 months following the date of such Change of Control. The Employer’s obligation to make all payments and provide benefits that have become payable as a result of an Involuntary Termination occurring during the existence of the Plan shall survive any termination of the Plan.
          (b) The provisions set forth in Section 4.5(a) that otherwise restrict amendments to the Plan shall not apply to (i) an amendment to the administrative provisions of the Plan that is required pursuant to applicable law, (ii) an amendment that increases the benefits payable under the Plan or otherwise constitutes a bona fide improvement of an Executive’s rights under the Plan or (iii) an amendment which decreases the benefits of an Executive that is consented to in writing by such Executive.
     4.6 Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Employer and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Employer or to restrict the right of the Employer to discharge any person at any time nor shall the Plan be deemed to give the Employer the right to require any person to remain in the employ of the Employer or to restrict any person’s right to terminate his employment at any time.
     4.7 Severability. Any provision in the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     4.8 Nonalienation. Executives shall not have any right to pledge, hypothecate, anticipate or assign benefits or rights under the Plan, except by will or the laws of descent and distribution.

     4.9 Effect of Plan. The Plan is intended to supersede all prior oral or written policies of the Employer and all prior oral or written communications to Executives with respect to the subject matter hereof, and all such prior policies or communications (including, without limitation, the Company’s Executive Change in Control Severance Policy) are hereby null and void and of no further force and effect. Further, the Plan shall be binding upon the Employer and any successor of the Employer, by merger or otherwise, and shall inure to the benefit of and be enforceable by the Employer’s Executives.
     4.10 Taxes. The Employer or its successor may withhold from any amounts payable to an Executive under the Plan such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     4.11 Governing Law. The Plan shall be interpreted and construed in accordance with the laws of the State of Louisiana without regard to conflict of laws principles, except to the extent preempted by federal law.
     4.12 Section 409A. Notwithstanding any provision of the Plan to the contrary, if on the date of the Executive’s separation from service the Executive is a “specified employee,” as defined in Section 409A of the Code, then all or such portion of any severance payments, benefits, or reimbursements under the Plan that would be subject to the additional tax provided by Section 409A(a)(1)(B) of the Code if not delayed as required by Section 409A(a)(2)(B)(i) of the Code shall be delayed until the date that is six months after the date of the Executive’s separation from service date (or, if earlier, the Executive’s date of death) and shall be paid as a lump sum (without interest) on such date. No payment shall be made under the Plan prior to the date the Executive incurs a “separation from service,” within the meaning of Section 409A of the Code and the regulations thereunder.
          EXECUTED this 7th day of April, 2009.

STONE ENERGY CORPORATION
By:	/s/ David H. Welch
Name:	David H. Welch
Title:	President and Chief Executive Officer

ATTACHMENT A TO
STONE ENERGY CORPORATION
EXECUTIVE CHANGE OF CONTROL
AND SEVERANCE PLAN
RELEASE AND WAIVER
          This Release and Waiver (“Release and Waiver” or “Agreement”) is made as of the                      day of                     , 20___(the “Effective Date”), by and between Stone Energy Corporation (the “Company”), a Delaware corporation, whose address is 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508, and                                                              (“You,” “you,” “your” and/or the “Employee”). This Release and Waiver confirms that your employment with the Company terminated effective as of                     , 20___. You have been or will be paid by the Company through your last day of employment and will have no further duties or responsibilities thereafter. In exchange for your agreement to the terms of this Agreement, the Company will provide you with the benefits described in Sections 2.2(a), (b), (c) and (d) of the Company’s Executive Change of Control and Severance Plan, as amended (the “Plan”), in accordance with the terms and conditions of the Plan (less applicable withholding for taxes and other lawful deductions). Such benefits are referred to in this Agreement as the “Severance Benefits.”
          As used in this Agreement, the “Stone Releasees” means the Company and its parents, subsidiaries, insurers, related and/or affiliated entities, predecessors, successors, and assigns of any of these entities, and the past, present, and future officers, directors, employees, shareholders, trustees, representatives and agents of any of them, whether in their individual or official capacities.
          For purposes of paragraphs 1 through 14 below, “You,” “you,” “your” and/or the “Employee” means you and anyone who has, may have, or will have any legal rights or claims through you. This includes, but is not limited to, your spouse, heirs, assigns, agents, executors, administrators, and legal representatives.
          In entering into this Release and Waiver, you hereby acknowledge and agree as follows:
          1. In exchange for the Severance Benefits, you agree and hereby waive and release all rights, claims, and causes of action, if any, you may have against the Stone Releasees, of whatever nature, at common law, statutory or otherwise, including but not limited to any and all claims or causes of action arising under federal or state law that relate to your employment, the termination of your employment, or any purportedly unlawful employment practice accruing from any time in the past to the date hereof. This general release applies to and includes, among other things, (i) any claims for age discrimination that could be brought under the Age Discrimination in Employment Act of 1967, as amended; (ii) any claims brought by any other person or class action under which you may have a right or benefit, and you agree that, in the event that any such claims are brought, you will not accept any proceeds or compensation obtained by the parties asserting such claims; (iii) any purported rights you may have under any policies of, or agreements with, the Stone Releasees other than this Agreement; (iv) any claims arising under any federal, state or local statute, ordinance, rule, regulation or common-law principle, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866 and 1871 (42 U.S.C. section 1981), as amended, the National Labor Relations Act, as amended, the Family and Medical Leave Act of 1993, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Americans with Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Occupational Safety and Health Act, as amended, the Immigration Reform Control Act, as amended, the Civil Rights Act of 1991, as amended, or the anti-discrimination, employment, wage and hour, or corporation laws of any state or municipality, and/or any claims under any express or implied contract or any rights purported to exist under any common law principle (all claims listed above are collectively referred to as the “Released Claims”). This general release shall not include (A) any rights you have under an employee pension plan according to the terms and conditions of such plan; (B) any rights to continuation coverage under the Consolidated Omnibus Reconciliation Act; (C) any claims that controlling law expressly provides may be not be waived or released by settlement; (D) any claims that may arise after the date this Release and Waiver is signed; (E) any rights you have under any indemnification agreement with the Company; or (F) any claim to enforce the terms of this Agreement. Further, nothing in this Agreement shall prevent you from filing any non-legally waivable claim, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”) or comparable state or local agency, or participating in any investigation or proceeding conducted by the EEOC, NLRB or comparable state or local agency; however, you understand and agree that you are waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC, NLRB or comparable state or local agency proceeding or subsequent legal actions.
          2. You represent that you have made no assignment, sale, delivery, transfer or conveyance of any rights you have asserted or may have against the Stone Releasees with respect to any of the Released Claims.
          3. You acknowledge and agree that the amounts being paid to you and the benefits being provided to you pursuant to this Agreement are not amounts and benefits to which you are otherwise entitled and are being paid and provided to you solely in exchange for your entry into this Agreement.
          4. You agree to refrain from making public or private comments relating to any of the Stone Releasees that are derogatory or which may tend to injure any such party in its or their business, public or private affairs. Nothing herein is intended, or should be construed to (i) inhibit or limit your ability to cooperate with any investigation conducted by a governmental or regulatory agency or official, including by providing information, causing information to be provided, or otherwise assisting in an investigation by such governmental or regulatory agency or official regarding conduct which you reasonably believe constitutes a violation of state or federal law; (ii) inhibit or limit your right to conduct a reasonable and good faith defense of any litigation or other claims that might be asserted against you; (iii) inhibit or limit your ability to respond to a subpoena or other lawful order compelling you to provide testimony or information; or (iv) inhibit or limit your ability to file, cause to be filed, testify, participate in or otherwise assist in a proceeding filed or about to be filed relating to an alleged violation of federal securities laws and/or regulations or any other federal law relating to fraud against shareholders (excepting any proceeding purporting to assert any claims on your behalf that have been released by the terms of this Agreement).

          5. You agree that you will not violate the Confidentiality Agreement contained in the Company’s Employee Handbook (a copy of which is attached to this Agreement and the terms of which are incorporated herein by reference), except as may be provided in the second sentence of paragraph 4 above. By entering into this Agreement, you again agree and affirm that you will not disclose any confidential, proprietary, financial, or technical data that you developed, assisted in developing, accumulated, interpreted, or that in any way became known to you while working for the Company, except as may be provided in the second sentence of paragraph 4 above. You also agree that you will not disclose any trade secrets that you developed, assisted in developing, accumulated, interpreted, or that in any way became known to you while working for the Company, except as may be provided in the second sentence of paragraph 4 above. You also agree that you will keep the terms of this Agreement confidential and that you will not discuss the contents of this Agreement with anyone but your spouse, your tax preparer, or your lawyer, except as may be required in responding to a subpoena or other lawful order of compulsion or as may be requested by a governmental or regulatory agency or official.
          6. You expressly acknowledge and agree that you have been provided: (i) all wages and compensation to which you were entitled as of the date that you executed this Agreement; and (ii) all leaves (paid and unpaid) to which you were entitled during the course of your employment.
          7. This Agreement expresses the entire agreement between the Company and you relating to your termination of employment and the matters contained in this Agreement. You agree that no one has made any representations or promises to induce you to enter into this Agreement, except as set forth herein.
          8. You understand and agree that promises made in this Agreement, including the general release, are voluntary, and that the Agreement provides you with consideration in addition to anything to which you are otherwise entitled. You have [twenty-one (21)] [forty-five (45)] days to review this Agreement and, if during that time period you sign the Agreement, then you have seven (7) days following the date that you sign the Agreement to revoke your acceptance of it. If you decide to revoke the Agreement, notice should be sent to                     , P.O. Box, 52897, Lafayette, Louisiana 70505; (telephone: (337) 237-0410). If you do not accept this Agreement or if you revoke the Agreement, then you will not receive the Severance Benefits. The Severance Benefits are not due and payable until the expiration of the seven-day revocation period and are only due if the Agreement is not revoked by you during that time. If you revoke your acceptance of the Agreement during the revocation period described above, then this Agreement shall become null and void.
          9. You agree to return immediately all Company property including, for example but without limitation, building keys, access card, company phone, company laptop, and any papers, memoranda, reports, or other documents received or developed by you during your employment. The return of this property is a condition of your receiving the Severance Benefits.

          10. If, for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable, or invalid by a court of competent jurisdiction, it shall be reformed to reflect the intent of the parties. If reformation is deemed impossible, the offending provisions shall be severed and the remaining paragraphs and clauses shall be enforced with the intent of this Agreement preserved. Furthermore, such circumstances shall not have the effect of rendering such provision invalid in any other case.
          11. The law of                      shall govern the validity and interpretation of this Agreement insofar as federal law does not control.
          12. You are hereby advised in writing to consult with an attorney prior to executing this Agreement, and you acknowledge that you have adequate opportunity to do so.
          13. You acknowledge and agree that this Agreement is written in a manner calculated to be understood by you and that you fully understand the terms and conditions of this Agreement. You are not obligated to sign this Release and Waiver, and refusal to do so will not jeopardize your right to any benefits to which you are already entitled.
          14. You hereby agree and acknowledge that this Release and Waiver is a knowing and voluntary waiver of any Released Claims you have or may have had against any of the Stone Releasees for anything that occurred up until the date that this Agreement is executed.
          IN WITNESS WHEREOF, the parties hereto have executed this Release and Waiver.

STONE ENERGY CORPORATION
By:
Name:
Title:
Date:

EMPLOYEE

Date: